Exhibit 10(iii)A(46)

ACUITY BRANDS, INC.

AMENDED AND RESTATED SEVERANCE AGREEMENT

THIS AMENDED AND RESTATED AGREEMENT (the “Agreement”), made and entered into as of this 1st day of August, 2005, by and between ACUITY BRANDS, INC., a Delaware corporation (the “Company”), and John K. Morgan (the “Executive”).

W I T N E S S E T H:

WHEREAS, Executive is a key employee of the Company and an integral part of the Company’s management; and

WHEREAS, the Company desires to provide the Executive with certain benefits if the Executive’s employment is terminated under certain circumstances; and

WHEREAS, the Company and the Executive entered into an Amended and Restated Severance Agreement, dated as of January 20, 2004, which the parties now desire to amend and restate as hereinafter provided; and

WHEREAS, the Company and the Executive have determined that it is in their mutual best interests to enter into this amended and restated Agreement;

NOW, THEREFORE, the parties hereby agree as follows:

1.	TERM OF AGREEMENT.

Unless earlier terminated as hereinafter provided, this Agreement shall commence on the date hereof and shall be for a rolling, two-year term (the “Term”) and shall be deemed to extend automatically, without further action by either the Company or Executive, each day for an additional day, such that the remaining term of the Agreement shall continue to be two years; provided, however, that either party may, by written notice to the other, cause this Agreement to cease to extend automatically and, upon such notice, the “Term” of this Agreement shall be the two-year period following the date of such notice and this Agreement shall terminate upon the expiration of such Term. This Agreement shall not be considered an employment agreement and in no way guarantees Executive the right to continue in the employment of the Company or its affiliates. Executive’s employment is considered employment at will, subject to Executive’s right to receive payments and benefits upon certain terminations of employment as provided below.

As of the date hereof, this Agreement is intended to, and shall, supersede and replace in their entirety the severance benefits provided under Executive’s Amended and Restated Severance Agreement, dated as of January 20, 2004.

2.	DEFINITIONS. For purposes of this Agreement, the following terms shall have the meanings specified below:

2.1 “Board” or “Board of Directors” — The Board of Directors of Acuity Brands, Inc., or its successor.

2.2 “Cause” — The involuntary termination of Executive by the Company for the following reasons shall constitute a termination for Cause:

(a) If termination shall have been the result of an act or acts by the Executive which have resulted in a conviction by an applicable court of law of a felony (other than traffic-related offenses);

(b) If termination shall have been the result of an act or acts by the Executive which are in the good faith judgment of the Board to be in violation of law or of written policies of the Company and which result in material injury to the Company;

(c) If termination shall have been the result of an act or acts of dishonesty by the Executive resulting or intended to result directly or indirectly in gain or personal enrichment to the Executive at the expense of the Company; or

(d) Upon the continued failure by the Executive substantially to perform the duties reasonably assigned to Executive given Executive’s training and experience (other than any such failure resulting from incapacity due to mental or physical illness not constituting a Disability, as defined herein), after a demand in writing for substantial performance of such duties is delivered by the Board, which demand specifically identifies the manner in which the Company believes that the Executive has not substantially performed his duties, and such failure results in material injury to the Company.

If, in the reasonable good faith judgment of the Board, the events giving rise to the termination for Cause are curable, Executive shall have a period of thirty (30) days from delivery of notice by the Board of such act or acts within which to cure.

2.3 “Company” — Acuity Brands, Inc., a Delaware corporation, or any successor to its business and/or assets.

2.4 “Date of Termination” — The date specified in the Notice of Termination (which may be immediate) as the date upon which the Executive’s employment with the Company is to cease.

2.5 “Disability” — Disability shall have the meaning ascribed to such term in the Company’s long-term disability plan or policy covering the Executive, or in the absence of such plan or policy, a meaning consistent with Section 22(e)(3) of the Internal Revenue Code of 1986, as amended.

2.6 “Good Reason”. A “Good Reason” for termination by Executive of Executive’s employment with the Company shall mean the occurrence during the Term (without Executive’s express consent) of any of the following acts by the Company, or failures by the Company to act, and such act or failure to act has not been corrected within thirty (30) days after written notice of such act, or failure to act, is given by Executive to the Company:

(a) a change in Executive’s title of President and Chief Executive Officer of Acuity Lighting Group or Executive Vice President of the Company or a material adverse change in Executive’s duties and responsibilities;

(b) the relocation of the principal office where Executive is required to work to a location more than fifty (50) miles from the City of Atlanta, Georgia (i) for more than six (6) months, or (ii) if for less than six (6) months, without providing for Executive to travel to and from Atlanta, Georgia on a periodic basis at the Company’s expense;

(c) a reduction in base salary and target bonus opportunity (not the bonus actually earned) below the level in effect on the date of this Agreement, unless such reduction is consistent with reductions being made at the same time for other executive officers of the Company;

(d) a material reduction in the aggregate benefits provided to Executive by the Company under its “employee benefits plans”, as defined in Section 3(3) of ERISA (“Company Employee Benefit Plans”), on the date of this Agreement, except in connection with a reduction in such benefits which is consistent with reductions being made at the same time for other executive officers of the Company;

(e) an insolvency or bankruptcy filing by the Company; or

(f) a material breach by the Company of this Agreement.

2.7 “Notice of Termination” — A written notice from one party to the other party specifying the Date of Termination and which sets forth in reasonable detail the facts and circumstances relating to the basis for termination of Executive’s employment.

2.8 “Severance Period” — A period equal to the lesser of (i) twenty-four (24) months from the Executive’s Date of Termination or (ii) the number of months (rounded to the nearest month) from the Executive’s Date of Termination until the date he attains age 65; provided, however, that the Severance Period shall in no event be less than six (6) months.

2.9 “Severance Protection Agreement” — An agreement between Executive and the Company providing for the payment of compensation and benefits to Executive in the event of Executive’s termination of employment under certain circumstances following a “change in control” of the Company (as defined in such agreement).

3.	SCOPE OF AGREEMENT.

This Agreement provides for the payment of compensation and benefits to Executive in the event his employment (i) is involuntarily terminated by the Company without Cause, or (ii) is terminated by Executive for Good Reason. If Executive is terminated by the Company for Cause, dies, incurs a Disability or voluntarily terminates employment (other than for Good Reason), this Agreement shall terminate, and Executive shall be entitled to no payments of compensation or benefits pursuant to the terms of this Agreement; provided, that in such events, Executive shall be subject to the restrictive covenants set forth in the letter agreement, dated August 1, 2005, between the Company and Executive and not the Restrictive Covenants set forth in Section 5 below; provided, further, that in such events, Executive will be entitled to whatever benefits are payable pursuant to the terms of any health, life insurance, disability, welfare (except for a severance plan or program), retirement, deferred compensation, or other plan or program maintained by the Company.

If, as a result of Executive’s termination of employment, Executive becomes entitled to compensation and benefits under this Agreement and under a Severance Protection Agreement, Executive shall be entitled to receive benefits under whichever agreement provides Executive the greater aggregate compensation and benefits (and not under the other agreement) and there shall be no duplication of benefits.

4.	BENEFITS UPON INVOLUNTARY TERMINATION WITHOUT CAUSE OR FOR GOOD REASON

If Executive’s employment is involuntarily terminated by the Company during the term of this Agreement without Cause (and such termination does not arise as a result of Executive’s death or Disability) or if Executive terminates his employment for Good Reason, Executive shall be entitled to the compensation and benefits provided for below, provided that Executive, as provided for in Section 4.10, executes a release of claims substantially in the form attached hereto as Exhibit A. In the event Executive is terminated without Cause or Executive terminates his employment for Good Reason, the Compensation Committee of the Board of Directors may, in its discretion and to provide equitable treatment, grant benefits to Executive in addition to those provided below in circumstances where Executive suffers a diminution of projected benefits as a result of Executive’s termination prior to attainment of age 65, including without limitation, additional retirement benefits and acceleration of long-term incentive awards.

4.1 Base Salary. Executive shall continue to receive his Base Salary (subject to withholding of all applicable taxes) for the entire Severance Period (as defined in Section 2.8 above), payable in the same manner as it was being paid on his Date of Termination. In the event of Executive’s death prior to the end of the Severance Period, the payments of Base Salary shall cease.

4.2 Annual Bonus. Executive shall be paid a bonus in an amount equal to the greater of (i) the annual incentive bonus that would be paid or payable to Executive for the fiscal year of the Company during which Executive’s Date of Termination occurs under the Company’s annual incentive plan (“Incentive Plan”), assuming the target level(s) of performance had been met for such fiscal year, multiplied by a fraction (the “Pro Rata Fraction”), the numerator of which is the number of days that have elapsed in the then current fiscal year through Executive’s Date of Termination and the denominator of which is 365, or (ii) the annual incentive bonus that would be paid or payable to Executive for the fiscal year of the Company during which Executive’s Date of Termination occurs under the Incentive Plan based upon the Company’s actual performance for such fiscal year, multiplied by the Pro Rata Factor. The bonus amount determined pursuant to Section 4.2(i) shall be paid to Executive within ten (10) days of Executive’s Date of Termination and any additional amount payable pursuant to Section 4.2(ii) shall be payable at the same time as bonuses are payable to other executive under the Incentive Plan.

4.3 Stock Options. Unvested Stock Options granted to Executive under the Acuity Brands, Inc. Long-Term Incentive Plan (“LTIP”) shall continue to vest during the Severance Period, provided, that if Executive dies during the Severance Period, the continued vesting of such Stock Options shall cease. Stock Options vested as of Executive’s Date of Termination and Stock Options that vest during the Severance Period shall remain exercisable for the shorter of the remaining exercise term or the length of the Severance Period. Subject to the proviso at the end of this sentence, all Stock Options outstanding at the end of the Severance Period shall be immediately forfeited; provided, that if the Stock Option Agreement granting the Stock Option to Executive provides for more favorable continued vesting or exercisability after Executive’s Date of Termination, the provisions of such Stock Option Agreement shall apply to the vesting and exercisability of Executive’s Stock Options after Executive’s termination.

4.4 Restricted Stock. Any performance-based Restricted Stock granted to Executive under the LTIP for which the specific performance targets have been achieved and a Vesting Start Date (as defined in the agreement granting the Restricted Stock to Executive, the “Restricted Stock Agreement”) has been established as of Executive’s Date of Termination, shall become fully vested and nonforfeitable as of Executive’s Date of Termination. Performance-based Restricted Stock for which the specific performance targets are achieved and a Vesting Start Date is established during the Severance Period shall continue to vest during the Severance Period. If Executive dies during the Severance Period, any performance-based Restricted Stock for which a Vesting Start Date has been established during the Severance Period shall become fully vested and nonforfeitable and the Restricted Stock for which a Vesting State Date has not been established shall be forfeited. The Vested Value (as defined in the performance-based Restricted Stock Agreement) of the shares of Restricted Stock vesting pursuant to this Section 4.4 shall be delivered to Executive in the manner provided in the Restricted Stock Agreement within ten (10) days of the vesting date, using the vesting date as the date for determining the Vested Value.

Any Restricted Stock granted to Executive under the LTIP that is not performance-based shall be subject to accelerated vesting and shall vest each month during the Severance Period on a monthly pro rata basis calculated from the date of grant to the end of the Severance Period, provided, that if Executive dies during the Severance Period, the continued vesting shall cease and any such unvested Restricted Stock shall be forfeited.

Subject to the proviso at the end of this sentence, all Restricted Stock that has not vested at the Termination Date or during the Severance Period shall be immediately forfeited at the end of the Severance Period; provided, that if the Restricted Stock Agreement granting the Restricted Stock to Executive provides for more favorable continued vesting after Executive’s Date of Termination than provided in this section, the provisions of such Restricted Stock Agreement shall apply to the vesting of Executive’s Restricted Stock after Executive’s termination.

4.5 Supplemental Executive Retirement Plan. Executive shall continue to accrue credited service under the 2002 Supplemental Executive Retirement Plan during the Severance Period.

4.6 Supplemental Deferred Savings Plan. Company contributions credited to Executive’s Matching and Supplemental Subaccounts under the Supplemental Deferred Savings Plan (“SDSP”) shall become 100% vested and nonforfeitable as of Executive’s Date of Termination and shall be distributed from the SDSP at the end of the Severance Period.

4.7 Health Care, Life Insurance and Long-Term Disability Coverages. The health care (including dental and vision coverage, if applicable), term life insurance and long-term disability coverages provided to Executive at his Date of Termination shall be continued at the same level as for active executives and in the same manner as if his employment had not terminated, beginning on the Date of Termination and ending on the last day of the Severance Period. Any additional coverages Executive had at termination, including dependent coverage, will also be continued for such period on the same terms, to the extent permitted by the applicable policies or contracts. Any costs Executive was paying for such coverages at the time of termination shall be paid by Executive by separate check payable to the Company each month in advance or, at Executive’s election, may be deducted from his Base Salary payments under Section 4.1. If the terms of any benefit plan referred to in this Section, or the laws applicable to such plan do not permit continued participation by Executive, then the Company will arrange for other coverage(s) satisfactory to Executive at Company’s expense which provides substantially similar benefits or, at Executive’s election, will pay Executive a lump sum amount equal to the annual costs of such coverage(s) for the Severance Period. A benefit provided under this Section 4.7 shall cease if Executive obtains other employment and, as a result of such employment, health care, life insurance or long-term disability benefits are available to Executive.

4.8 Outplacement Services. Executive will be provided with customary outplacement services by an outplacement firm selected by the Company for the Severance Period, provided that the Company’s total cost for such services shall not exceed an amount equal to ten percent (10%) of Executive’s Base Salary.

4.9 Other Benefits. Except as expressly provided herein, all other fringe benefits provided to Executive as an active employee of the Company (e.g., 401(k) plan, AD&D, car allowance, club dues, etc.), shall cease on his Date of Termination, provided that any conversion or extension rights applicable to such benefits shall be made available to Executive at his Date of Termination or when such coverages otherwise cease at the end of the Severance Period. Except as expressly provided herein, for all other plans sponsored by the Company, the Executive’s employment shall be treated as terminated on his Date of Termination and Executive’s right to benefits shall be determined under the terms of such plans; provided, however, in no event will Executive be entitled to severance payments or benefits under any other severance plan, policy, program or agreement of the Company, except to the extent Executive is covered by a Severance Protection Agreement related to a change in control of the Company.

4.10 Release of Claims. To be entitled to any of the compensation and benefits described above in this Section 4, Executive shall sign a release of claims substantially in the form attached hereto as Exhibit A. No payments shall be made under this Section 4 until such release has been properly executed and delivered to the Company and until the expiration of the revocation period, if any, provided under the release. If the release is not properly executed by the Executive and delivered to the Company within the reasonable time periods specified in the release, the Company’s obligations under this Section 4 will terminate.

5.	CONFIDENTIALITY, NON-SOLICITATION AND NON-COMPETITION.

5.1 In consideration of the compensation and benefits paid or provided to Executive pursuant to this Agreement, Executive agrees that for a period equal to the Restricted Period (as defined in Section 1(c) of Exhibit B) following his involuntary termination by the Company without Cause or Executive’s termination of his employment for Good Reason, Executive shall comply with the non-competition, non-recruitment and non-disclosure restrictions attached hereto as Exhibits B, C, and D respectively (the “Restrictive Covenants”). The Company and Executive recognize that Executive may experience periodic material changes in his job title and/or to the duties, responsibilities or services that he is called upon to perform on the behalf of the Company. If Executive experiences such a material change, the parties shall, as soon as is practicable, enter into a signed, written addendum to Exhibit B hereto reflecting such material change. Moreover, in the event of any material change in corporate organization (including, without limitation, spin-offs, split-offs, or public offerings of subsidiaries’ stock) on the part of the Direct Competitors set forth in Exhibit B hereto, the parties agree to amend Exhibit B, as necessary, at the Company’s request, in order to reflect such change. Upon execution, any such written modification to Exhibit B shall represent an enforceable amendment to this Agreement and shall augment and supplant the definitions of the terms Executive Services or Direct Competitor set forth in Exhibit B hereto, as applicable.

5.2 Return of Property. Upon termination of employment with the Company, Executive agrees to deliver promptly to the Company all Company files, customer lists, management reports, memoranda, research, Company forms, financial data and reports and other documents (including all such data and documents in electronic form) supplied to or created by him in connection with his employment hereunder (including all copies of the foregoing) in his possession or control, and all of the Company’s equipment and other materials in his possession or control. Executive’s obligations under this Section 5.2 shall survive any expiration or termination of this Agreement.

5.3 Inventions. The Executive does hereby assign to the Company the entire right, title and interest in any Invention which is made, conceived, either solely or jointly with others, during employment with the Company. The Executive agrees to promptly disclose to the Company all such Inventions. The Executive will, if requested, promptly execute and deliver to the Company a specific assignment of title for an Invention and will at the expense of the Company, take all reasonably required action by the Company to patent, copyright or otherwise protect the Invention. For purposes of this Agreement, “Inventions” means contributions, discoveries, improvements and ideas and works of authorship, whether or not patentable or copyrightable, and (i) which relate directly to the business of the Company or (ii) which result from any work performed for the Company by Executive or by Executive’s fellow employees or (iii) for which equipment, supplies, facility, Confidential Information or Trade Secrets of the Company are used, or (iv) which is developed on the Company’s time.

6.	MISCELLANEOUS.

6.1 No Obligation to Mitigate. Executive shall not be required to mitigate the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by Executive as a result of employment by another employer after the Date of Termination or otherwise, except as provided in Section 4.7 with respect to benefits coverages.

6.2 Contract Non-Assignable. The parties acknowledge that this Agreement has been entered into due to, among other things, the special skills and knowledge of Executive, and agree that this Agreement may not be assigned or transferred by Executive.

6.3 Successors; Binding Agreement.

(a) In addition to any obligations imposed by law upon any successor to the Company, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, or who acquires the stock of the Company, to expressly assume and agree to perform this Agreement, in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

(b) This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representative, executors, administrators, successors, heirs, distributees, devisees and legatees.

6.4 Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered or seven days after mailing if mailed first class, certified mail, postage prepaid, addressed as follows:

If to the Company:	Acuity Brands, Inc.
Attention: General Counsel
1170 Peachtree Street, Suite 2400
Atlanta, GA 30309

If to the Executive:	To his last known address on file with the Company

Any party may change the address to which notices, requests, demands and other communications shall be delivered or mailed by giving notice thereof to the other party in the same manner provided herein.

6.5 Provisions Severable. If any provision or covenant, or any part thereof, of this Agreement should be held by any court to be invalid, illegal or unenforceable, either in whole or in part, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of the remaining provisions or covenants, or any part thereof, of this Agreement, all of which shall remain in full force and effect.

6.6 Waiver. Failure of either party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of any right granted in this Agreement or the future performance of any such term or condition or of any other term or condition of this Agreement, unless such waiver is contained in a writing signed by the party making the waiver.

6.7 Amendments and Modifications. This Agreement may be amended or modified only by a writing signed by both parties hereto, which makes specific reference to this Agreement.

6.8 Governing Law. The validity and effect of this Agreement shall be governed by and be construed and enforced in accordance with the laws of the State of Georgia.

6.9 Disputes; Legal Fees; Indemnification.

(a) Disputes - All claims by Executive for compensation and benefits under this Agreement shall be in writing and shall be directed to and be determined by the Compensation Committee of the Board. Any denial by the Compensation Committee of a claim for benefits under this Agreement shall be provided in writing to Executive within 30 days of such decision and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon. The Compensation Committee shall afford a reasonable opportunity to Executive for a review of its decision denying a claim and shall further allow Executive to appeal in writing to the Compensation Committee a decision of the Compensation Committee within sixty (60) days after notification by the Compensation Committee that Executive’s claim has been denied. To the extent permitted by applicable law, any further dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Fulton County, Georgia, in accordance with the rules of the American Arbitration Association then in effect for commercial arbitrations. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

(b) Legal Fees - If the Company involuntarily terminates Executive without Cause or Executive terminates his employment for Good Reason, then, in the event Executive incurs legal fees and other expenses in seeking to obtain or to enforce any rights or benefits provided by this Agreement and is successful to a significant extent in obtaining or enforcing any such rights or benefits through settlement, mediation, arbitration or otherwise, the Company shall promptly pay Executive’s reasonable legal fees and expenses and related costs incurred in enforcing this Agreement including, without limitation, attorneys fees and expenses, experts fees and expenses, and investigative fees. Except to the extent provided in the preceding sentence, each party shall pay its own legal fees and other expenses associated with any dispute under this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

EXECUTIVE:

/s/ JOHN K. MORGAN
JOHN K. MORGAN

ACUITY BRANDS, INC.

By:	/s/ VERNON J. NAGEL
VERNON J. NAGEL, Chairman, President and Chief Executive Officer

EXHIBIT A

TO ACUITY BRANDS, INC. AMENDED AND RESTATED

SEVERANCE AGREEMENT

RELEASE OF CLAIMS

The undersigned, an Executive of Acuity Brands, Inc. (the “Company”), having entered into that certain Acuity Brands, Inc. Amended and Restated Severance Agreement (the “Agreement”), dated as of August 1, 2005, which Agreement is expressly incorporated herein by reference, hereby enters into the following Release of Claims effective as of the date listed below. Capitalized terms contained herein shall have the same meaning as those defined terms set forth in the Agreement. This Release must be executed and returned to the General Counsel of the Company, without modification, within ten (10) days of the date of Executive’s Date of Termination in order for Executive to receive any of the compensation and benefits set forth in Section 4 of the Agreement.

For the consideration set forth in the Agreement, including the various actual and prospective benefits described therein, which are more than I would otherwise have received in the event of my severance from the Company, I hereby release the Company, its current and former parents, subsidiaries, divisions, and affiliates, and their current or former directors, employees and agents and related parties from all known or unknown claims, if any, that I presently could have against any of them arising out of, or in connection with, my employment with the Company or my termination of employment with the Company, except Age Discrimination in Employment Act claims, of which I have none, provided that this Release is not intended to affect (i) any compensation or benefits to be paid or provided to me under the Agreement or any stock option or restricted stock agreement; or (ii) any benefits to which I am entitled under any Company Employee Benefit Plans (as defined in Section 2.6 of the Agreement). I promise never to file any lawsuit based on a claim purportedly released by this Release. I further promise never to seek any damages, remedies, or other relief for myself personally (any right to which I hereby waive) by prosecuting a charge with any administrative agency with respect to any claim purportedly released by this Release. I acknowledge and understand that this Release is binding upon my heirs and personal representatives. This Release, together with the Agreement, sets forth the entire agreement between the Company and me pertaining to the subject matter hereof and fully supersedes any and all prior agreements or understandings between us pertaining thereto.

I have carefully read this Release, I fully understand what it means, and I am entering into it voluntarily.

Date	Signature of Executive

JOHN K. MORGAN

EXHIBIT B

TO ACUITY BRANDS, INC.

AMENDED AND RESTATED

SEVERANCE AGREEMENT

AGREED NON-COMPETITION RESTRICTIONS NEGOTIATED AND

CONSENTED TO IN CONSIDERATION FOR THE AMENDED AND RESTATED

SEVERANCE AGREEMENT

1.	DEFINITIONS

Capitalized terms contained herein shall have the same meaning as those defined terms set forth in the Amended and Restated Severance Agreement. In addition, the following terms used in this Exhibit “B” shall have the following meanings:

(A) “Direct Competitor” means the following entities: (1) Cooper Lighting, Inc.; (2) Genlyte Thomas Group LLC; (3) Juno Lighting, Inc.; and (4) Hubbell Lighting, Inc., as well as any of their respective affiliates, subsidiaries and/or parent companies that are either located or transact business within the United States of America, but only to the extent each engages in the manufacture and/or sale of one or more of the following classes of products: lighting fixtures, electric linear modular lighting systems comprised of plug-in relocatable modular wiring components, emergency lighting fixtures and systems (comprised of exit signs, emergency light units, back-up power battery packs, and combinations thereof), battery powered lighting fixtures, electric lighting track units, hardware for mounting and hanging electrical lighting fixtures, LED replacement light emitting diode tubes, aluminum, steel and fiberglass fixture poles for electric lighting, light fixture lenses, sound and electromagnetic wave receivers and transmitters, flexible wiring systems and components (namely, flexible branch circuits, attachment plugs, receptacles, connectors and fittings), emergency lighting unit inverters, electrical lighting controls, electrical dimming controllers and light switches for electric fixtures, dimming units (comprised of cabinets, control stations and wiring for control of electrical lighting fixtures and electric loads), electronic sensing devices (namely, ultrasonic occupancy sensors and range extenders for lighting energy management), or lighting control systems (comprised of dimmers, low voltage switches, programmable lighting controllers, lighting energy management occupancy sensors and timers, and range extenders for energy management);

(B) “Executive Services” means those principal duties and responsibilities that Executive performs on behalf of the Company during his employment, as of the date hereof, as President and Chief Executive Officer of Acuity Lighting Group and Executive Vice President of Acuity Brands, Inc., in which capacity Executive: (1) serves as a member of a group of executives responsible for a multi-profit center organization, with responsibility for the profitability of two or more distinct profit centers; (2) develops, coordinates and executes efforts directed towards enhancing branding, marketing, and business development capabilities; (3) works to develop strategic customers and key channels of distribution; (4) coordinates with departmental heads concerning material business issues; (5) analyzes operations to pinpoint opportunities and areas that may need to be reorganized, down-sized, or eliminated; (6) confers with other executives to coordinate and prioritize planning concerning material business issues; (7) studies long-range economic trends and projects prospects for future growth in overall sales and market share, opportunities for acquisitions or expansion into new product areas; (8) serves as a member of the Acuity Leadership Team, reviewing, discussing, evaluating, and participating in decisions concerning material business and management issues, cost structures, sales and growth opportunities, crisis management, strategic prospects, personnel issues, litigation matters, leadership goals, and performance targets; and (9) provides support and analysis for key leadership analysis requirements; and

(C) “Restricted Period” means a period equal to the lesser of: (i) the “Severance Period” in the Severance Agreement, namely, a period equal to the lesser of: (x) twenty-four (24) months from the Executive’s Date of Termination, or (y) the number of months (rounded to the nearest month) from the Executive’s Date of Termination until the date he attains age 65; provided, however, that the Severance Period shall in no event be less than six (6) months; or (ii) the period Base Salary is paid to Executive under Section 4.1 of the Severance Agreement; provided, however, that if the Company’s cessation of payment of Base Salary results from Executive’s failure to comply with the Restrictive Covenants (as set forth in Exhibits B, C and D), the Restricted Period shall be the Severance Period.

2.	ACKNOWLEDGEMENTS

Executive acknowledges that during the period of his employment with the Company as President and Chief Executive Officer of Acuity Lighting Group and Executive Vice President of Acuity Brands, Inc., he has and will render executive, strategic and managerial services, including the Executive Services, to and for the Company throughout the United States, which are special, unusual, extraordinary, and of peculiar value to the Company. Executive further acknowledges that the services he performs on behalf of the Company, including the Executive Services, are at a senior managerial level and are not limited in their territorial scope to any particular city, state, or region, but instead have nationwide impact throughout the United States. Executive further acknowledges and agrees that: (a) the Company’s business is, at the very least, national in scope; (b) these restrictions are reasonable and necessary to protect the Confidential Information, business relationships, and goodwill of the Company; and (c) should Executive engage in or threaten to engage in activities in violation of these restrictions, it would cause the Company irreparable harm which would not be adequately and fully redressed by the payment of damages to the Company. In addition to other remedies available to the Company, the Company shall accordingly be entitled to seek injunctive relief in any court of competent jurisdiction for any actual or threatened breach by Executive of the provisions of this Exhibit B. Executive further acknowledges that he will not be entitled to any compensation or benefits from the Company or any of its affiliates in the event of a final non-appealable judgment that he materially breached his duties or obligations under this Exhibit B.

3.	NON-COMPETITION

Executive agrees that for a period equal to the Restricted Period, he will not, directly (i.e., as an officer or employee) or indirectly (i.e., as an independent contractor, consultant, advisor, board member, agent, shareholder, investor, joint venturer, or partner), engage in, provide or perform any of the Executive Services on behalf of any Direct Competitor anywhere within the United States. Nothing in this provision shall divest Executive from the right to acquire as a passive investor (with no involvement in the operations or management of the business) up to 1% of any class of securities which is: (i) issued by any Direct Competitor, and (ii) publicly traded on a national securities exchange or over-the-counter market.

The Company and Executive recognize that Executive may experience periodic material changes in his job title and/or to the principal duties, responsibilities or services that he is called upon to perform on the behalf of the Company. If Executive experiences such a material job change, the parties shall, as soon as is practicable, enter into a signed, written addendum to Exhibit B hereto reflecting such material change. Moreover, in the event of any material change in corporate organization (including, without limitation, spin-offs, split-offs, or public offerings of subsidiaries’ stock), on the part of the Direct Competitors set forth in Exhibit B hereto, the parties agree to amend Exhibit B, as necessary, at the Company’s request, in order to reflect such change. Upon execution, any such written modification to Exhibit B shall represent an enforceable amendment to this Agreement and shall augment and supplant the definitions of the terms Executive Services or Direct Competitor set forth in Exhibit B hereto, as applicable.

4.	SEPARABILITY

Executive acknowledges that the foregoing non-competition covenant as well as each of those covenants set forth in Exhibits C and D, is a separate and distinct obligation of Executive and is deemed to be separable from the remaining covenants of the Severance Agreement. If any of the provisions of the foregoing covenant should ever be deemed to exceed the time, geographic, product, or other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic, product, or other limitations permitted by applicable law. If any particular provision of the foregoing covenant is held to be invalid, the remainder of the covenant and the remaining obligations of the Severance Agreement shall not be affected thereby and shall remain in full force and effect.

5.	ENTIRE AGREEMENT

This non-competition covenant, together with the provisions set forth in Section 5.1 of the Agreement, constitute, under the circumstances covered by this Agreement, the entire agreement between the parties hereto with respect to non-competition, and supersede any and all prior communications, agreements and understandings, written or oral, with respect to Executive’s non-competition obligations. No provision of this Exhibit B may be modified, waived or discharged unless such waiver, modification or discharge is approved and agreed to in writing by both parties hereto. Failure of either party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Exhibit B shall not be deemed a waiver or relinquishment of any right granted in this Exhibit B or the future performance of any such term or condition or of any other term or condition of this Exhibit B, unless such waiver is contained in a writing signed by the party making the waiver. No agreements or representations, oral or otherwise, express or implied, with respect to Executive’s non-competition obligations have been made by either party which are not set forth expressly in this Exhibit B and/or in the Agreement.

EXHIBIT C

TO ACUITY BRANDS, INC.

AMENDED AND RESTATED

SEVERANCE AGREEMENT

NON-RECRUITMENT COVENANT

1.	DEFINITIONS

The following terms used in this Exhibit “C” shall have the following meanings:

(A) “Person” means any individual, firm, partnership, association, corporation, limited liability entity, trust, venture or other business organization, entity or enterprise;

(B) “Restricted Period” means the period defined in Section 1(C) of Exhibit B.

2.	NON-RECRUITMENT COVENANT

During the Restricted Period, the Executive will not, directly or indirectly, for himself or on behalf of any other Person, solicit, induce, persuade, or encourage, or attempt to solicit, induce, persuade, or encourage, any management-level employee of the Company or the Company’s business unit in which the Executive was employed (if applicable) to terminate such employee’s position with the Company, whether or not such employee is a full-time or temporary employee of the Company and whether or not such employment is pursuant to a written agreement, for a determined period or at will.

3.	SEPARABILITY

The Executive acknowledges that the foregoing covenant, as well as each of those covenants set forth in Exhibits B and D to the Agreement, is a separate and distinct obligation of the Executive and is deemed to be separable from the remaining covenants. If any of the provisions of any other such covenant should ever be held invalid, the foregoing covenant shall not be affected thereby and shall remain in full force and effect.

EXHIBIT D

TO ACUITY BRANDS, INC.

AMENDED AND RESTATED

SEVERANCE AGREEMENT

NON-DISCLOSURE COVENANT

1.	DEFINITIONS

The following terms used in this Exhibit “D” shall have the following meanings:

(A) “Trade Secrets” means information, without regard to form, relating to the Company’s business which is not commonly known by or available to the public and which derives economic value, actual or potential, from not being generally known to other persons and is the subject of efforts that are reasonable under the circumstances to maintain its secrecy or confidentiality, including, but not limited to, technical or nontechnical data, formulae, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans, or lists of actual or potential customers or suppliers.

(B) “Confidential Information” means information of the Company which is non-public, proprietary and confidential in nature but is not a Trade Secret.

(C) “Person” means any individual, firm, partnership, association, corporation, limited liability entity, trust, venture or other business organization, entity or enterprise;

(D) “Restricted Period” means the period defined in Section 1(C) of Exhibit B.

2.	NON-DISCLOSURE COVENANT

The Executive will not, directly or indirectly, for himself or on behalf of any other Person, use for the Executive’s own benefit or disclose to any other party, any Trade Secrets or Confidential Information of the Company; provided, however, that Executive may make disclosures required by a valid order or subpoena issued by a court or administrative agency of competent jurisdiction, provided, further that in the event disclosure is required by such an order or subpoena, Executive shall promptly notify the Company prior to making any such disclosure so that the Company may seek an appropriate protective order to protect its interests. The foregoing confidentiality obligations shall continue (A) with respect to all Trade Secrets, at all times so long as such Trade Secrets constitute trade secrets under applicable law, and (B) with respect to all Confidential Information, at all times during the Restricted Period.

3.	SEPARABILITY

The Executive acknowledges that the foregoing covenant, as well as each of those covenants set forth in Exhibits B and C to the Agreement, is a separate and distinct obligation of the Executive and is deemed to be separable from the remaining covenants. If any of the provisions of any other such covenant should ever be held invalid, the foregoing covenant shall not be affected thereby and shall remain in full force and effect.